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                                                                   EXHIBIT 10.26
                             MEMORANDUM OF AGREEMENT


         At our meeting on December 10, 1996 Cerus agreed to buy and Baxter agreed to sell a 2.2% share in "Revenue Sharing Participation" of the platelet program. The points of agreement are set forth below for your review and concurrence, as an Amendment to the Development, Manufacturing and Marketing Agreement dated December 10, 1993.

         1. In consideration for Cerus' increase of 2.2% in "Revenue Sharing Participation," as described in paragraph 2 below, Cerus will pay to Baxter $5.5 million. The $5.5 million will be due and payable in quarterly installments with the first installment due within 15 days of Cerus' receipt of the proceeds from the initial public offering and the remaining installments due April 1st (or at the time of payment the first installment, if later), July 1st and October 1st of 1997. This agreement does not change the other aspects of the December 10, 1993 Agreement and the parties reaffirm their intention of each firm to continue funding 50% of the R&D expense.

         2. Under this agreement, Section 7.1 of the December 10, 1993 Agreement regarding the "Revenue Sharing Payments" is amended to provide that the quarterly payments by Baxter to Cerus will be 28.2% of the Premium during the relevant calendar quarter, rather than 26% of the Premium.

         Section 7.2 of the December 10, 1993 Agreement regarding "Exception to Revenue Sharing Payments of 7.1" is amended to provide that Cerus will receive additional Revenue Sharing Payments beyond those set forth in Section 7.2 equal to 2.2% of the Premium.

         3. Nothing in this agreement shall be construed as approval of the budgets to be presented to the management board. The budgets for each of the platelet, FFP and red cell programs must be separately approved in accordance with the provisions of the Development, Manufacturing and Marketing Agreement dated December 10, 1993 and the Development, Manufacturing and Marketing Agreement dated April 1, 1996.

         4. The mutual changes as set forth above are conditioned on the closing of Cerus' initial public offering in the first quarter of 1997. If Cerus does not complete the initial public offering by the end of the first quarter of 1997, this agreement will have no effect and the Development, Manufacturing and Marketing Agreement dated December 10, 1993 will remain in effect unaltered by this supplemental agreement.

         Please indicate your concurrence that this memorandum accurately summarizes our agreement by signing and returning a copy to me. This agreement will be effective January 3, 1997.

 /s/ David S. Clayton                        /s/ Kim Bush
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David S. Clayton, CFO                       Kim Bush, President, Fenwal Division
Cerus Corporation                           Baxter Healthcare Corporation